Exhibit 99.1

Google Appoints Shirley M. Tilghman, Ph.D., to its Board of Directors

MOUNTAIN VIEW, Calif. – October 5, 2005 – Google Inc. (NASDAQ: GOOG) today announced that Shirley M. Tilghman, Princeton University’s President and Professor of Molecular Biology, was unanimously elected to join Google’s Board of Directors. Dr. Tilghman is a world-renowned scholar, an exceptional teacher, and is respected worldwide for her pioneering research and advocacy of women in science.

“It’s an honor to welcome a woman of Dr. Tilghman’s reputation to our board,” said Eric Schmidt, Chairman and CEO of Google. “Google is a company born out of university research, so we look forward to tapping into her extraordinary talents as an accomplished academic, and as a champion of discovery.”

Dr. Tilghman made her mark during postdoctoral studies at the National Institutes of Health, where she participated in cloning the first mammalian gene. She continued to make scientific breakthroughs in the field of mammalian genetics as a member of the Institute for Cancer Research in Philadelphia and an adjunct associate professor of human genetics and biochemistry and biophysics at the University of Pennsylvania. Tilghman was a member of the National Research Council’s committee that set the blueprint for the U.S. effort in the Human Genome Project and went on to become one of the founding members of the National Advisory Council of the Human Genome Project Initiative for the National Institutes of Health.

A native of Canada, Tilghman received her Honors B.Sc. in chemistry from Queen’s University in Kingston, Ontario, and earned her Ph.D. in biochemistry from Temple University in Philadelphia. She joined Princeton in 1986 as the Howard A. Prior Professor of the Life Sciences, and took the role as founding director of Princeton’s multi-disciplinary Lewis-Sigler Institute for Integrative Genomics in 1998. After serving on Princeton University’s faculty for 15 years, Dr. Tilghman became the University’s president in June 2001.

An advocate for encouraging women in science, she received national attention for a report on “Trends in the Careers of Life Scientists” that was issued in 1998 by a committee she chaired for the National Research Council. A recipient of numerous awards and honorary degrees, she is a member of the Royal Society of London, the U.S. National Academy of Sciences and the American Philosophical Society.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Media Contact:

Lynn Fox

Google Inc.

650.253.2642

lfox@google.com

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